As filed with the Securities and Exchange Commission on January 9, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM S-8

________________

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________

WD-40 COMPANY

(Exact Name of Registrant as specified in Charter)

________________

Delaware	95-1797918
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9715 Businesspark Avenue, San Diego, California	92131
(Address of principal executive offices)	(Zip code)

WD-40 COMPANY 2016 STOCK INCENTIVE PLAN

(Full title of the plan)

Garry O. Ridge

9715 Businesspark Avenue

San Diego, CA 92131

(Name and address of agent for service)

(619)  275-1400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	1,000,000 shares[1]	$116.30[2]	$116,300,000	$14,479.35

(1)In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock to be offered or sold as a result of the anti-dilution provisions of the employee benefit plan described herein, including to prevent dilution resulting from any reorganization, reclassification, stock dividend, stock split or other similar change.

(2)Calculated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of determining the amount of the registration fee, based on the average of the high and low prices on the Nasdaq Global Select Market on January 3, 2018.

PART I

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for Awards pursuant to the Plan. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference

WD-40 Company (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2017, filed with the Commission on October 23, 2017.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2017, filed with the Commission on January 9, 2018.

(c)	The Company’s Current Report on Form 8-K filed with the Commission on November 17, 2017.

(d)	The Company’s Current Report on Form 8-K filed with the Commission on December 18, 2017.

(e)

The portions of the Company’s definitive proxy statement on Schedule 14A filed with the Commission on November 2, 2017 that are deemed “filed” with the Commission  under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(f)

The description of the Company’s Common Stock set forth in Item 1, Description of Registrant’s Securities to be Registered, contained in the Company’s Amendment No. 2 to Registration Statement on Form 8-A/A filed with the Commission on May 23, 2008.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item  4.Description of Securities

If the class of securities to be offered is not registered under Section 12 of the Exchange Act, set forth the information required by Item 202 of Regulation S-K. If plan interests are being registered, they need not be described pursuant to this item.

Not Applicable

Item  5.Interests of Named Experts and Counsel

None.

Item  6.Indemnification of Directors and Officers

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty. While this statute does not change directors’ fiduciary duty, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

The Company’s Certificate of Incorporation provides that the Company shall be authorized to indemnify its officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware, which power to indemnify shall include, without limitation, the power to enter into indemnification agreements and amendments thereto upon such terms as the Board of Directors (the “Board”) shall deem advisable.

The Company’s Amended and Restated By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the

Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Company shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board.

Such right shall be a contract right and shall include the right to receive payment from the Company for actual and reasonable expenses incurred in defending any Proceeding in advance of its final disposition; provided, however, that, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of the Proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article VI or otherwise.

Provided, however, that no indemnification shall be made: (a) In respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company in the performance of such person’s duty to the Company and its stockholders, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which the Proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (b) Of amounts paid in settling or otherwise disposing of a Proceeding without Board approval or a determination by the Court of Chancery of the State of Delaware or the court in which the Proceeding is or was pending that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; or (c) Of expenses incurred in defending a pending action which is settled or otherwise disposed of without Board approval or a determination by the Court of Chancery of the State of Delaware or the court in which the Proceeding is or was pending that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

The Company has entered into agreements with its directors and certain of its executive officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines and settlement amounts actually and reasonably incurred in connection with any proceeding (including derivative actions in certain cases), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person was or is a director, officer, employee, agent or fiduciary of the Company or any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the Company’s request. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Policies of insurance are maintained by the Company under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain liabilities that might be imposed as a result of actions, suits or proceedings to which the directors or officers are parties by reason of having been directors or officers of the Company. Such policies of insurance also provide insurance for the directors and officers to cover certain expenses in connection with the defense of any such actions, suits or proceedings.

Item  7.Exemption From Registration Claimed

With respect to restricted securities to be reoffered or resold pursuant to this registration statement, the registrant shall indicate the section of the Act or Rule of the Commission under which exemption from registration was claimed and set forth briefly the facts relied upon to make the exemption available.

Not Applicable.

Item  8.Exhibits

The following exhibits, including the attached opinion and consent, are required to be included in this Registration Statement under Part II, Item 8:

Exhibit No.	Description
Instruments Defining the Rights of Security Holders, Including Indentures
4.1	The Registrant’s Certificate of Incorporation is incorporated by reference from the Registrant’s Annual Report on Form 10-K filed October 22, 2012, Exhibit 3(a) thereto.
4.2	The Registrant’s Amended and Restated By-Laws are incorporated by reference from the Registrant’s Current Report on Form 8-K filed July 14, 2017, Exhibit 3.1 thereto.
Opinion Re Legality
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Consents of Experts and Counsel
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1.)
Power of Attorney
24.1	Power of attorney (included on signature page to this Registration Statement.)
Additional Exhibits
99.1	The WD-40 Company 2016 Stock Incentive Plan is incorporated by reference from the Registrant’s Proxy Statement filed on November 3, 2016, Appendix A thereto.

Item  9.Undertakings

The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided , however , that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or

Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such  issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 9, 2018.

REGISTRANT:

WD-40 COMPANY

By  /s/  GARRY O. RIDGE

Garry O. Ridge,

Chief Executive Officer and Director

(Principal Executive Officer)

By  /s/  JAY W. REMBOLT

Jay W. Rembolt,

Chief Financial Officer, Treasurer and Vice President, Finance

(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Garry O. Ridge, Jay W. Rembolt and Richard T. Clampitt, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8 of WD-40 Company, a Delaware corporation, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ GARRY O. RIDGE	Director and Chief Executive Officer (Principal Executive Officer)	December 12, 2017
Garry O. Ridge

/s/ PETER D. BEWLEY	Director	December 12, 2017
Peter D. Bewley

/s/ DANIEL T. CARTER	Director	December 12, 2017
Daniel T. Carter

/s/ MELISSA CLAASSEN	Director	December 12, 2017
Melissa Claassen

/s/ ERIC P. ETCHART	Director	December 12, 2017
Eric P. Etchart

/s/ LINDA A. LANG	Director	December 12, 2017
Linda A. Lang

/s/ DAVID B. PENDARVIS	Director	December 12, 2017
David B. Pendarvis

/s/ DANIEL E. PITTARD	Director	December 12, 2017
Daniel E. Pittard

/s/ GREGORY A. SANDFORT	Director	December 12, 2017
Gregory A. Sandfort

/s/ NEAL E. SCHMALE	Director	December 12, 2017
Neal E. Schmale